  Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CURE PHARMACEUTICAL HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	37-1765151
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1620 Beacon Place, Oxnard, California 93033

(Address of principal executive offices)

CURE PHARMACEUTICAL HOLDING CORP.’S 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

Rob Davidson

Chief Executive Officer

1620 Beacon Place

Oxnard, California 93033

(Name and address of agent for service)

(805) 824-0410

(Telephone number, including area code, of agent for service)

With a copy to:

Peter DiChiara, Esq.

Carmel, Milazzo & DiChiara LLP

55 W. 39th Street, 18th Floor

New York, NY 10018

Telephone: (212) 658-0458

Facsimile: (646) 381-1314

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	5,000,000 shares	$2.19	$10,950,000	$1,327.14

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s Common Stock as reported on the OTCQB on October 5, 2018.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to employees participating in the CURE Pharmaceutical Holding Corp.’s 2017 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by CURE Pharmaceutical Holding Corp. (the “Company”) with the Commission are incorporated by reference herein:

(a)	The Company’s definitive proxy statement on Schedule 14A for notice of special meeting of stockholders, filed December 13, 2017.

(b)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 26, 2018.

(c)	The Company’s quarterly reports on Form 10-Q for the periods ended (i) June 30, 2018, filed with the Commission on August 20, 2018, (ii) March 31, 2018, filed with the Commission on May 15, 2018, and (iii) September 30, 2017, filed with the Commission on November 14, 2017.

(d)	The Company’s current report on Form 8-K filed on September 5, 2018.

(e)	The Company’s current report on Form 8-A12G filed on March 1, 2018.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised States ("NRS").

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that a director or officer will not be individually liable to any corporation or its stockholders or creditors unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of the NRS permits a corporation to pay the expenses of its officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Bylaws, as amended from time to time, provides for indemnification by the Company of any director, officer, and stockholder of the Company who was or is a party of is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the Company if such person acted in good faith and in a manner such person reasonably believe to be in or not opposed to the best interests of the Corporation. In addition, our bylaws provide for the indemnification of directors and officers to the full extent permitted by Section 78.7502 of the NRS and for the advancement of reasonable expenses incurred by any indemnitee in connection with any suit, action or proceeding.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index following the signature page, which is incorporated herein by reference.

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on October 11, 2018.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert Davidson and Mark Udell, and each of them severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

SIGNATURES	TITLE	DATE

/s/ Robert Davidson	Chairman of the Board and	October 11, 2018
Robert Davidson	Chief Executive Officer (principal executive officer)

/s/ Mark Udell	Chief Financial Officer	October 11, 2018
Mark Udell	(principal accounting officer)

/s/ William Yuan	Director	October 11, 2018
William Yuan

/s/ Charles Berman	Director	October 11, 2018
Charles Berman

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EXHIBIT INDEX

Number	Description

4.1	Bylaws, incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on June 10, 2015 (File No. 333-204857).

4.2	Amendment to the Bylaws, incorporated by reference from the registrant's Current Report on Form 8-K filed on November 15, 2016.

5.1	Opinion of Carmel, Milazzo & DiChiara LLP.

23.1	Consent of Carmel, Milazzo & DiChiara LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of RBSM LLP.

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	CURE Pharmaceutical Holding Corp.’s 2017 Equity Incentive Plan.

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